Liberty Latin America Schedules Investor Call for Full-Year 2017 Results

Denver, Colorado – January 29, 2018:

Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA, LILAK, OTC Link: LILAB) today announced plans to release its full-year 2017 results on Wednesday, February 14, 2018 after NASDAQ market close. You are invited to participate in its Investor Call, which will begin the following day at 11:00 a.m. (Eastern Standard Time) on Thursday, February 15, 2018. During the call, management will discuss the Company’s results and outlook for 2018, and may provide other forward-looking information. Please dial in using the information provided below, at least 15 minutes prior to the start of the call.

Domestic	800 239 9838
International	+ 1 323 794 2551

In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.lla.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

About Liberty Latin America

Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include “triple-play” and “quad-play” combinations of bundled services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel	1 786 376 9294